Execution Copy


                                    EXHIBIT E

                               SERVICES AGREEMENT

     This SERVICES AGREEMENT (the "Agreement"), effective as of June 30, 1999 (the "Effective Date"), is made by and between OPUS DIAGNOSTICS, INC., a Delaware corporation ("OPUS"), and OXIS HEALTH PRODUCTS, INC., a Delaware corporation ("OXIS").

                                    RECITALS

          1. Contemporaneously with the execution of this Agreement, OPUS is purchasing from OXIS, and OXIS is selling to OPUS, OXIS' therapeutic drug monitoring assays business (the "TDM Business") as described in that certain Asset Purchase Agreement (the "Purchase Agreement") entered into by the parties and dated the date hereof.

          2. In connection with the purchase and sale of the TDM Business, OPUS and OXIS wish to provide for certain covenants and agreements relating to manufacturing and other services to be provided by OXIS to OPUS with respect to the TDM Business.

          NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE I
                              PROVISION OF SERVICES

     1.1 Manufacturing Services to be Provided by OXIS. During the term of this Agreement, or for such shorter period as is specified on Article V, OXIS shall provide to OPUS, the OXIS manufacturing services described herein and in Exhibit A hereto (the "Manufacturing Services"); provided, however, that (a) OPUS provides a reasonable advance notice of its requirements for such Manufacturing Services specifying the type and amount of products OPUS requests OXIS to manufacture, and (b) OXIS shall have the right to designate and select its employees and facilities which will be used to provide such Manufacturing Services. Set forth on Exhibit C hereto is a list of the products which OXIS will manufacture for OPUS (the "Products"). OPUS shall provide the notice set forth in this Section 1.1 for each calendar quarter (commencing with the quarter starting on October 1, 1999) and shall deliver such notice to OXIS no later than thirty (30) days prior to the commencement of the calendar quarter to which such notice relates. Upon confirmation of such order (which shall be given within ten
(10) business days of receipt thereof or the order shall not be deemed confirmed), OXIS will provide OPUS with information concerning the manufacturing and delivery schedule. Prior to the quarter starting on October 1, 1999, the parties shall endeavor to agree on the amounts, types and timing of the products to be manufactured hereunder.

     1.2 Administrative Services to be Provided by OXIS. During the term of this Agreement, or for such shorter period as is specified on Exhibit B hereto, OXIS shall provide to OPUS the administrative services described in Exhibit B hereto (the "Administrative Services" and, collectively with the Manufacturing Services, the "Services"); provided, however, that OXIS shall have the right to designate and select its employees and facilities which will be used to provide such Administrative Services. All OPUS' requests for Administrative Services shall be made in a reasonably detailed writing to OXIS. OXIS shall notify OPUS within thirty (30) days whether it accepts or rejects OPUS' request for such Services.

     1.3 Charges for Manufacturing Services. During the first year of the term of this Agreement, OPUS shall pay to OXIS a manufacturing fee per Product manufactured as set forth on Exhibit C hereto. It is intended that the fees set forth on Exhibit C will equal 115% of (i) all salary and benefits (excluding bonuses and other incentive payments) incurred by OXIS for personnel (which shall not include purchasing managers or persons occupying similar positions who are paid $50,000 or more in annual salary) time spent in providing Manufacturing Services to OPUS that are reasonably attributable to the Manufacturing Services, and (ii) all materials and other costs and expenses, (including but not limited to third-party charges, occupancy costs, supplies, insurance, equipment repairs and maintenance and depreciation of existing (and OPUS approved future acquired) equipment and leasehold improvements, but excluding any of OXIS' corporate overhead) incurred by OXIS in providing the Manufacturing Services to OPUS that are reasonably attributable to the Manufacturing Services, based on such methodologies consistent with generally accepted accounting principles and consistent with OXIS' past practices (the methodologies of calculating such costs and expenses are set forth on Exhibit D hereto). If during each of the first two six-month periods of the Agreement the total fees paid hereunder to OXIS (i) do not equal the amount set forth in the immediately preceding sentence calculated for such period (the "Period Shortfall"), then OPUS shall within thirty (30) days of conclusion of the applicable period pay to OXIS an amount equal to the Period Shortfall; or (ii) exceed the amount set forth in the immediately preceding sentence calculated for such period ("Period Excess"), then OXIS shall within thirty (30) days of conclusion of the applicable period pay to OPUS an amount equal to the Period Excess for the applicable six-month period. If there is a Period Shortfall or Period Excess for the first six-month period, the parties agree that they shall adjust the fee schedule set forth on Exhibit C for the second six-month period so that the total fees paid for the second six-month period shall be consistent with the intent set forth in the second preceding sentence. After the first year of this Agreement, the process set forth above shall be repeated (with the fee schedule being adjusted to reflect necessary changes) and at the conclusion of this Agreement or the delivery of Products ordered under Section 5.4, the parties shall calculate a Period Shortfall or Excess, as the case may be, and payments shall be made accordingly. OXIS agrees that it shall, during the term of this Agreement, continue to manufacture research assays at its Portland facility. Title and risk of loss shall pass to OPUS upon the completion and release of Products to OPUS' finished goods inventory (which OXIS may hold on behalf of OPUS). OXIS will, on behalf of OPUS, ensure that such Products held in OPUS' finished goods inventory are insured by third party insurers in amounts equal to the value of such Products with Opus named as a loss payee. Upon the request of OPUS, OXIS shall provide OPUS a copy of the endorsement of such insurance policy.

     1.4 Charges for Administrative Services. During the term of this Agreement, OPUS shall pay to OXIS an amount equal to 115% of (i) all salary and benefits (less bonuses and other incentive payments), incurred by OXIS for personnel time spent in providing Administrative Services to OPUS that are separately identifiable, (ii) all salary and benefits (less bonuses and other incentive payments), incurred by OXIS for personnel time spent in providing Administrative Services to OPUS that are not separately identifiable, but are reasonably attributable to the Administrative Services, based on such methodology (consistent with generally accepted accounting principles and consistent with OXIS' past practices) as OXIS determines to be appropriate, and (iii) all other costs and expenses (including, but not limited to, third-party charges, occupancy costs, supplies, insurance, equipment repairs, and maintenance and depreciation of equipment and leasehold improvements, but excluding any of OXIS' corporate overhead) incurred by OXIS in providing Administrative Services to OPUS that are separately identifiable or are reasonably attributable to the Administrative Services, based on such methodology (consistent with generally accepted accounting principles and, OXIS' past practices) as OXIS determines to be appropriate.

     1.5 Independent Contractor. OXIS will provide Services to OPUS under this Agreement as an independent contractor and not as an agent or employee. Employees of OXIS providing Services shall at all times remain employees of OXIS. OXIS shall have the exclusive right to determine and shall be solely responsible for the salaries, wages and benefits of its employees providing Services under this Agreement.

     1.6 Limitation on Costs. For purposes of Sections 1.3 and 1.4 above, any increases in salary rates incurred by OXIS from one billing period to the next will be limited to the actual increase in such costs experienced by OXIS, provided OPUS was given notice of such increases.

                                   ARTICLE II
                                    PAYMENTS

     2.1 Invoices and Payment. OXIS shall submit to OPUS monthly an invoice for all charges associated with Services for the preceding month and any adjustments for prior months. All invoices shall describe in reasonable detail (a) the Services provided during the preceding month and the charges (including third-party charges) associated therewith and (b) any prior months' adjustments. OPUS shall remit payment to OXIS in full within thirty (30) days after the date on which the invoice is received. OPUS shall pay to OXIS a penalty of one and one-half percent (1-1/2%) per month, or any part thereof, for which a payment is past due. Any payment that is sixty (60) days or more past due will be considered a breach of this Agreement, and such breach will give OXIS the right to terminate or suspend its services pursuant to this Agreement.

     2.2 Method of Payment. Transfer of funds pursuant to this Agreement shall be made in U.S. dollars by wire transfer of immediately available funds to an account or accounts specified by the party receiving such payment.

     2.3 Books and Records. OXIS shall keep complete and accurate books, records and accounts of all transactions pertaining to Services provided to OPUS pursuant to this Agreement, including the identity of employees providing Services, the amount of time devoted by such employees in performing such services, directly assignable expenses incurred in providing such Services and other matters reasonably necessary to calculate amounts to be paid for such Services pursuant to this Agreement, and OPUS shall have the right to inspect at OXIS' facilities such books, records and accounts relating to the provision of the Services upon reasonable notice and during reasonable business hours.

                                  ARTICLE III
                             PERFORMANCE OF SERVICES

     3.1 Degree of Care. OXIS shall perform the Services hereunder with the same degree of care, skill and prudence customarily exercised by it in respect of its own business, operations and affairs. All manufacturing services provided hereunder shall be performed in material conformance with all applicable regulations of the U.S. Food and Drug Administration (the "FDA") and other regulatory agencies covering Good Manufacturing Practices and Exhibit A.

     3.2 Certain Information. OPUS shall provide any information, and access to such facilities, reasonably needed by OXIS to perform the Services pursuant hereto. If the failure to provide such information renders the performance of any requested Service impossible or unreasonably difficult, OXIS may, upon reasonable notice to OPUS, refuse to provide such Services. 3.3 Proprietary Information.

         (a) "Proprietary Information" means any and all information and material disclosed by either OPUS or OXIS (each a "Discloser," if disclosing) to the other party (each a "Recipient," if receiving) (whether in writing, or in oral, graphic, electronic or any other form) that is marked as (or provided under circumstances reasonably indicating it is) confidential or proprietary, or if disclosed orally or in other intangible form or in any form that is not so marked, that is identified as confidential at the time of such disclosure and summarized in writing and transmitted to the Recipient within thirty (30) days of such disclosure. Proprietary Information, includes, without limitation, any trade secret, know-how, idea, invention, process, technique, algorithm, program, design, schematic, drawing, formula, data, plan, strategy, forecast, and any technical, engineering, manufacturing, product, marketing, servicing, financial, personnel and other information and materials of Discloser and its employees, consultants, investors, affiliates, licensors, suppliers, vendors, customers, clients and other third parties.

         (b) Recipient shall hold all Proprietary Information in strict confidence and shall not disclose any Proprietary Information to any third party. Recipient shall disclose the Proprietary Information only to its employees and agents who need to know such information and who are bound in writing by restrictions regarding disclosure and use comparable to those set forth herein. Recipient shall not use any Proprietary Information for the benefit of itself or any third party or for any purpose other than the purposes contemplated by this Agreement or related hereto. Recipient shall take the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication, or dissemination of the Proprietary Information. The obligations of this Section 3.3 with respect to any item of Proprietary Information shall survive and continue for five (5) years from the date of Recipient's receipt of such Proprietary Information.

         (c) The foregoing restrictions on disclosure and use shall not apply with respect to any Proprietary Information to the extent such Proprietary
Information: (i) was known by Recipient before receipt from Discloser; (ii) becomes known to Recipient without confidential or proprietary restriction from a source other than Discloser that does not owe a duty of confidentiality to Discloser with respect to such Proprietary Information; or (iii) is independently developed by Recipient without the use of the Proprietary Information of Discloser. In addition, Recipient may use or disclose Proprietary Information to the extent (a) approved by Discloser or (b) Recipient is legally compelled to disclose such Proprietary Information, provided, however, that prior to any such compelled disclosure, Recipient will give Discloser reasonable advance notice of any such disclosure and shall cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Proprietary Information. This Section 3.3 will survive any termination or expiration of this Agreement.

     3.4 Certain Representations. OXIS represents and warrants to OPUS, which representations and warranties shall remain in effect during the term of this Agreement, that:

         (a) The Products to be supplied to OPUS, including the containerization and packaging therefor, shall at the time of delivery be of merchantable quality, free from material manufacturing defects and conform with the Product Specifications and the Manufacturing Specifications set forth in Exhibit A annexed hereto, and the requirements of the FDA and other regulatory agencies, in force at that time.

         (b) OXIS shall notify OPUS on OXIS becoming aware of any intellectual property rights relevant to the manufacture and sale of the Products owned by OXIS which were inadvertently not included as part of the intellectual property included in the sale of the TDM Business under the Purchase Agreement.

         (c) The Products to be supplied to OPUS and its customers shall, subject to any damage to the Products subsequent to delivery of the Products to OPUS' customers (including, without limitation, damage by reason of improper storage), conform in all material respects with the Product Specifications.

         (d) OXIS shall not change the manufacturing process with respect to any Product if such change could affect the performance or registration of such Product, without the prior written consent of OPUS given after prompt notice to OPUS and consultation between the parties.

         (e) The manufacturing of the Products by OXIS shall be performed in its facility which is an FDA approved facility.

         (f) At the time finished Products are transferred to OPUS, such Products shall have a minimum shelf life (i.e., expiration date) of six months.


                                   ARTICLE IV
                            LIMITATIONS ON LIABILITY

     4.1 Limitations on Liability. OXIS shall not have any liability under this Agreement (including any liability for its own negligence) for damages, losses or expenses suffered by OPUS or its subsidiaries as a result of the performance or non-performance of OXIS' obligations hereunder, unless such damages, losses or expenses are caused by or arise out of the willful misconduct or gross negligence of OXIS or a breach by OXIS of any of the express provisions hereof; notwithstanding the foregoing to the extent OXIS has delivered non-conforming goods, or failed to deliver goods properly ordered hereunder, OXIS shall be responsible for promptly delivering conforming goods. Notwithstanding the foregoing, neither party shall be liable for, or considered to be in breach or default hereunder on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such party's reasonable control (including acts of God, earthquakes, labor strife, and the ability to obtain necessary raw materials from suppliers). IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES THAT SUCH OTHER PARTY OR ITS SUBSIDIARIES OR ANY THIRD PARTY MAY INCUR OR EXPERIENCE ON ACCOUNT OF THE PERFORMANCE OR NON-PERFORMANCE OF SUCH PARTY'S OBLIGATIONS HEREUNDER. Furthermore, neither party shall be liable to the other party or to any third party with respect to obligations or liabilities incurred by either party in connection with their separate businesses unrelated to the matters related to this Agreement.

     4.2 Product Recalls. In the event that any Product must be recalled from customers because of any error in manufacturing or quality control by OXIS, then OXIS will replace the Product and carry out the entire recall at OXIS' expense. In the event that any Product must be recalled from customers for any other reason, then the cost of carrying out the recall and replacing the Product shall be borne by OPUS.


                                   ARTICLE V
                              TERM AND TERMINATION

     5.1 Terms of Agreement. This Agreement shall become effective on the Effective Date and shall terminate on September 30, 2000; provided, however, that the term of this Agreement may be extended with respect to one or more Services with the mutual written agreement of the parties. During the term of this Agreement, OXIS shall be the exclusive provider of the Services hereunder to OPUS and OPUS shall not engage any other party to perform such Services subject to Exhibit A.

     5.2 Termination for Default. Either party may terminate this Agreement and its obligations hereunder if the other party has failed to perform a material obligation under this Agreement and has not corrected such failure within ninety
(90) days after receipt of written notice from the non-defaulting party describing such failure.

     5.3 Termination for Bankruptcy. Either party may terminate this Agreement upon written notice to the other party if the other party becomes involved in any voluntary or involuntary bankruptcy or other insolvency proceeding (including an assignment for the benefit of creditors) and such proceeding is not dismissed within sixty (60) days following its commencement.

     5.4 Effect of Termination. Any termination of this Agreement shall not affect or discharge the obligation of any party to pay amounts owed to the other party prior to such termination. Nothing in this Agreement shall limit any remedies which either party may have concerning the default of the other, except in no event shall either party be liable to the other for any incidental or consequential damages or lost profits with respect to any failure to perform obligations pursuant to this Agreement. Upon termination, provided, that OPUS is not in default or breach of the terms of this Services Agreement, OXIS shall continue to provide OPUS with sufficient Products to honor all Product orders for up to one hundred twenty (120) days after the effective date of termination.

     5.5 Survival or Provisions. The rights and obligations of the parties pursuant to Article IV and Section 3.3 shall survive termination of this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

     This Agreement shall be subject to the terms and provisions of Article 12 of the Purchase Agreement, which are hereby incorporated into this Agreement to the extent applicable; provided, however, that OXIS' obligations with regard to the Manufacturing Services may not be assigned.

     IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed by their duly authorized representatives.

                               OXIS HEALTH PRODUCTS, INC.



                               By:
                                  ----------------------------

                               Name:
                                    --------------------------

                               Title:
                                     -------------------------


                               OPUS DIAGNOSTICS, INC.



                               By:
                                   ----------------------------

                               Name:
                                     --------------------------

                               Title:
                                      -------------------------

                                    Exhibit A

                          Manufacturing Specifications


     OXIS will procure materials, assemble, manufacture, test and release fully-assembled (or as otherwise directed) therapeutic monitoring assays, calibrators and controls (the "Products") as described in Exhibit C in accordance with the specifications set forth herein to fulfill OPUS' requirements.

     OXIS will ship the Products to OPUS' customers in accordance with orders received from OPUS. Each Product will be in finished and packaged form in containers suitable for shipping as OPUS requires for marketing and will bear a label designed or approved by OPUS. OPUS will provide to OXIS on a quarterly basis, a twelve-month rolling unit forecast by Product and by month. The first three months of each quarterly forecast will be a firm purchase commitment from OPUS to OXIS. Quarterly forecasts will be submitted to OXIS as set forth in
Section 1.1 of the Services Agreement to assure adequate time for production scheduling. In addition to the direct manufacturing activity, OXIS will perform the following direct support functions:

     -   Supervision of Manufacturing and Support Functions

         OPUS and its representatives shall have reasonable access, during normal business hours, to the OXIS facilities to review and audit OXIS's manufacturing and quality control practices and procedures as they relate to the Products. OXIS shall cooperate with OPUS and its representatives in conducting the foregoing reviews and audits. OXIS agrees to consider all reasonable recommendations made by OPUS with respect to such practices and procedures.

     -   Materials Planning

     -   Purchasing

     -   Production Scheduling

         OXIS shall notify OPUS as soon as possible if OXIS is unable or anticipates it will be unable to provide a sufficient quantity of Products as specified in the notice of Product requirements given by OPUS or of Products complying in all respects to the representations and warranties set forth in this Agreement because of problems encountered by OXIS in the manufacturing of such Products. Upon receipt of such notification, OPUS shall work with OXIS to resolve such manufacturing problems. If such manufacturing problems have not been resolved in the reasonable good faith judgment of OPUS within thirty (30) days from the date OPUS receives notice under this item, then OPUS shall automatically have the right to manufacture or have manufactured for it such Products, without liability of OPUS to OXIS hereunder.

     -   Receiving

     -   Material Storage

         The Products and ingredients therein shall be placed, as necessary, in cold storage.

     -   Shipping

         With respect to each lot of any Product, OXIS shall notify OPUS in advance of such delivery. Accompanying the notification shall be a Certificate of Analysis in a form agreed upon by the parties and in which OXIS certifies that the Products to be delivered have been analyzed and meet the applicable Product Specifications and Manufacturing Specifications. Such Certificate of Analysis shall also set forth the batch number of the Products, the date of manufacture, the date on which the shelf-life for such Products expires, and the finished product lot-to-lot test data.

     -   In-process quality testing

     -   Final product release testing

     -   Document control

         OXIS shall also provide OPUS all current technical documentation, data and information pertaining to use of the Products, handling instructions or manuals, that are used by OXIS in connection with the use of the Products.

     -   Quality Assurance and Regulatory Affairs

         (a) OXIS shall reasonably comply with GMP and other regulatory compliance.

         (b) Each party shall inform the other party of any material complaints it receives from customers or from any government or regulatory authority in respect of the Products, their manufacture or constituents, and any findings in respect thereof. Such data, information and copies of any relevant correspondence in relation thereto shall be supplied to the other party as soon as practicable after receipt or issuance by the party receiving such complaint.

         (c) OPUS shall promptly notify OXIS of the discovery and nature of any material non-conformance of any Product to the Product Specifications or to any claims contained in authorized package inserts. OXIS shall keep OPUS informed of the progress of corrective actions undertaken by OXIS, with OPUS' prior consent.

     -   Insurance

         OXIS will maintain comprehensive insurance from carriers with policies and in amounts customary in the industry with respect to its manufacture of the Products, and upon the request of OPUS to furnish to OPUS a summary of such policies.

     -   Improvements

         If OPUS requests OXIS to make any improvements to any of the Products during the term of this Agreement, OXIS shall, once such improvements are completed, include such improvements in the Products.


                             Product Specifications

         Product specifications will be delivered by OXIS on or before sixty
(60) days following the date of this Agreement.

                                    Exhibit B

                             Administrative Services


     Certain functions that are not directly linked to product manufacturing will be provided by OXIS to support the production process and related activities. These functions include, but are not limited to, the following activities:

     -   Cost Accounting, to the extent requested by OPUS

     - Inventory control and costing, including lot tracking of raw materials and finished goods

     - Customer Service: Processing orders; responding to customer inquiries, etc.

     - Regulatory Affairs: Complying with GMP's and other regulatory requirements. In addition, OXIS shall render all assistance reasonably requested by OPUS, including provision of all technical and other data developed by OXIS, to enable OPUS to obtain any necessary or desirable regulatory approvals. (Services required to maintain any regulatory approvals shall be provided pursuant to Exhibit A.) All technical and other data disclosed by OXIS to OPUS on or after the date hereof shall be subject to the confidentiality provisions set forth in Section 3.3 of this Agreement and shall be so treated by OPUS. OPUS agrees that if any regulatory submission contains manufacturing or technical information relating to Product manufacturing, know-how or process valuation studies, OPUS will obtain OXIS's consent to such submission prior to submitting it to the appropriate regulatory authority, and OXIS shall not unreasonably withhold such consent.

     - Research & Development: Provision of technical support to manufacturing and in response to customer inquiries.

     - General Administration: Management direction and support for the manufacturing and administrative support functions.

     - Training: OXIS shall train the OPUS technical Product and customer support force in the service and use of the Products. The first such training session shall take place as mutually agreed, but no more than thirty (30) days after the Closing Date of the Purchase Agreement. There shall be additional training sessions available to OPUS personnel or its customers' personnel at reasonable intervals thereafter.

     - Telemarketing: OXIS shall provide telemarketing services to market and sell the Products. Initially, the telemarketing staff shall consist of two persons. Additional telemarketing staff may be added, or telemarketing staff may be reduced at the request of OPUS, but any such reductions will require one month's notice to OXIS. Telemarketing staff will be under the direct supervision of OXIS' President or his designee. OPUS will be responsible for the direction of the telemarketing effort, such direction to be given to OXIS' President or his designee. As requested by OPUS, OXIS will provide marketing materials, attend trade shows and perform other marketing functions customary in the industry.

                                    Exhibit C

                                 Transfer Prices

                                                                 Initial
           OXIS                                                  Transfer
        Product No.               Description                     Price

                          REAGENTS KITS:
           11012          Gentamicin Reagent                    $  40.05
           11013          Phenobarbital Reagent                    40.05
           11014          Phenytoin Reagent                        40.05
           11015          Theophylline Reagent                     40.05
           11016          Tobramycin Reagent                       40.05
           11017          Vancomycin Reagent                       53.81
           11018          Digoxin Reagent                          40.05
           11019          Amikacin Reagent                         40.05
           11026          Quinidine Reagent                        40.05
           11027          Carbamazepine Reagent                    40.05
           11037          Teicoplanin Reagent                     223.31
           11050          Valproic Acid Reagent                    40.05
           11051          Digitoxin Reagent                        40.05
           11055          Topiramate Reagent                      197.02

                          CALIBRATOR SETS:
           41017          Gentamicin Calibrator                    35.00
           41018          Phenobarbital Calibrator                 35.00
           41019          Phenytoin Calibrator                     35.00
           41020          Theophylline Calibrator                  35.00
           41021          Tobramycin Calibrator                    35.00
           41022          Vancomycin Calibrator                    35.00
           41023          Digoxin Calibrator                       35.00
           41024          Amikacin Calibrator                      35.00
           41027          Teicoplanin Calibrator                   35.00
           41029          Quinidine Calibrator                     35.00
           41030          Carbamazepine Calibrator                 35.00
           41050          Valproic Acid Calibrator                 35.00
           41051          Digitoxin Calibrator                     35.00
           41055          Topiramate Calibrator                    35.00

                          CONTROL SETS:
           41032          Teicoplanin Control                      35.00
           41056          Topiramate Control                       35.00

                                    Exhibit D

                       Charges for Manufacturing Services


     Pursuant to Section 1.3 of the Services Agreement, charges for manufacturing services are to equal 115% of OXIS' costs. Those costs (the "Costs") are comprised of costs of three OXIS departments - Manufacturing, Quality Control ("QC"), and Quality Assurance/Regulatory Affairs ("QA/RA"). The costs of OXIS' Manufacturing, QC and QA/RA departments are to be allocated to the TDM Products using a methodology consistent with that used for 1998 and previously presented to OPUS. This memorandum specifies more precisely how the Costs shall be determined.

MANUFACTURING

     The cost of raw materials used in the manufacture of the TDM Products (the "Products") is specifically identified by OXIS and will be included in the Costs.

     The cost of raw materials for other products manufactured by OXIS will be excluded from the Costs. No portion of OXIS' amortization of intangible technology assets resulting from previous business acquisitions will be included in the Costs. No depreciation of equipment or leasehold improvements will be included except for depreciation of assets already owned by OXIS or for purchases approved by OPUS. Bonuses and other incentive payments will not be included in the Costs.

     Costs reported in OXIS' manufacturing department include salaries and benefits, occupancy costs, supplies, insurance, repairs and maintenance, freight, other third-party charges, depreciation and amortization. Occupancy costs and depreciation are allocated to OXIS' departments based on the relative portion of OXIS' facility occupied by each department. Costs and expenses of OXIS' manufacturing department other than raw materials and those costs identified in the immediately preceding paragraph will be allocated to the Products and other products manufactured by OXIS' manufacturing department based on the relative sales of the Products and other products manufactured by OXIS in its Portland facility. The sales value to be used for the Products will be the sales to OPUS' customers.

QC AND QA/RA DEPARTMENTS

     Costs and expenses of OXIS' QC and QA/RA departments will be allocated to the Products based on estimated percentage of the time of QC personnel relating to the Products. Bonuses and other incentive payments will not be included in the Costs. For 1998 OXIS estimated that 52.5% of the QC and QA/RA personnel time was devoted to the Products.